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Exhibit 3.02

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DEXCOM, INC.

        DexCom, Inc., a Delaware corporation, does hereby certify that the following amendments to the corporation's Amended and Restated Certificate of Incorporation have been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendments by the corporation's stockholders having been given by written consent without a meeting in accordance with Sections 228 and 242 of the Delaware General Corporation Law:

        Section A of Article IV of the Amended and Restated Certificate of Incorporation, relating to Authorization of Shares is amended to include the following paragraph immediately following the first paragraph:

        "Effective upon the filing of this Certificate of Amendment, each outstanding share of the Common Stock of the corporation will be combined, changed and reclassified into one-half (1/2) of a share of Common Stock. No fractional shares shall be issued in connection with the foregoing combination; all shares of Common Stock so combined that are held by a stockholder will be aggregated subsequent to the foregoing combination and each fractional share resulting from such aggregation held by a stockholder shall be paid in cash the value of such fractional shares."

        IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this            day of                        , 2005 and the foregoing facts stated herein are true and correct.

DEXCOM, INC.

By:	Andrew P. Rasdal President and Chief Executive Officer

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  Exhibit 3.02
CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF DEXCOM, INC.